Bacterin Announces First Quarter 2013

Revenue of $8.6 Million

First Quarter 2013 Highlights:

•	Revenue increased 11% year over year, to approximately $8.6 million, and increased 6% over reported revenues for the fourth quarter of 2012

•	Loss from operations decreased 3% compared to the first quarter of 2012, to approximately $(1.2) million, and decreased 65% compared to the loss from operations in the fourth quarter of 2012.

BELGRADE, MT, May 9, 2013 -- Bacterin International Holdings, Inc. (NYSE MKT: BONE), a leader in the development of revolutionary bone graft material and coatings for medical applications, today reported its financial results for the first quarter ended March 31, 2013. The Company reported revenues of $8.6 million and a net loss for the first quarter of approximately $1.7 million, or ($0.04) per common share, compared to a net loss of approximately $1.0 million, or ($0.03) per common share, reported during the same period in 2012.

Revenue

Revenue for the first quarter was 8.6 million, up 11% compared to approximately $7.8 million for the same period during 2012. The increase was primarily attributed to a new sales agreement with a large U.S. distributor that contributed $1.3 million during the first quarter of 2013.

“This was a solid quarter for the business despite the challenges we faced, ” said John Gandolfo, Interim Co-Chief Executive Officer and Chief Financial Officer of Bacterin International. “ After increased competition in the marketplace at the end of 2012, we were able to continue our revenue growth by implementing certain strategic sales initiatives during the first quarter. This has allowed us to adjust our sales approach and adapt to this evolving environment. As a result, we have been making progress in overcoming factors that have been impedeing our sales growth. We will continue to focus on large corporate accounts that understand our product’s value propostition as well as continuing to penetrate our core hospital accounts. ”

Gross Profit

For the first quarter of 2013, gross profit was $5.5 million, a decrease of 7% from $5.9 million in the first quarter of 2012. Gross margins for the period were 64%, which compares to gross margins of 76% reported for the same period last year. Gross margins for the period improved sequentially from 56%, which was reported for the fourth quarter of 2012. Excluding the $1.3 million sale attributed to the Company’s new sales agreement to a large U.S. distributor, gross margins would have been 67% for the first quarter of 2013.

Sales and Marketing Expenses

Sales and marketing expenses decreased to $3.8 million as compared to $4.1 million for the same period during 2012. As a percentage of revenues, selling and marketing expenses decreased to 44%, which compares to 53% reported for the first quarter of 2012. The decrease was primarily the result of more variable compensation paid to the direct sales force in 2013 compared to fixed salaries earned in the comparable period of 2012, as well as a lower corporate sales commission structure for direct sales representatives and independent distributors.

General and Administrative Expenses

In the first quarter, general and administrative expenses increased to $2.9 million for the period as compared to $2.6 million reported for the same period last year. As a percentage of revenues, general and administrative expenses were 33%, and were unchanged when compared with the first quarter 2012.

EBITDA

EBITDA for the first quarter of 2013 was a loss of $1.1 million, compared to a loss of $0.5 million in the first quarter of 2012. Mr. Gandolfo further commented, “If we are successful in achieving the our 2013 revenue guidance of $38 to $40 million and the expense reductions we announced on our 2012 year end earnings call, we believe we would generate positive operating income as well as positive EBITDA for the year.”

Financial Liquidity

Cash and cash equivalents and net accounts receivable, were $9.3 million on March 31, 2013, compared to $12.1 million  on December 31, 2012.

Kent Swanson, Chariman of Bacterin International added, ”With the recent departure of Guy Cook as CEO and Chairman, the board and senior management team remain committed to hiring a proven and commercially sophisticated CEO who will continue to drive our revenue growth and the Company toward profitability. Morale throughout the company is high and our products continue to be viewed positively by our customer base, which gives us confidence in achieving our goals.”

Conference Call Details

The company will hold a conference hosted by  Kent Swanson, Chairman, John Gandolfo, Interim co-CEO and Chief Financial Officer, Darrel Holmes, Interim co-CEO and Chief Operating Officer and Molly Mason, VP of Marketing to discuss its financial results at 10:00 a.m. ET, on Friday, May 10, 2013. Please refer to the information below for conference call dial-in information and webcast registration.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact the Cockrell Group at 1-877-889-1972.

Conference Dial-in:	877-269-7756
International Dial-in:	201-689-7817
Conference Name:	Bacterin’s First Quarter 2013 Results Call
Webcast Registration:	Click Here

Following the live call, a replay will be available on the Company's website, www.bacterin.com, under “Investor Info".

About the Presentation of EBITDA

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) from operations before depreciation, amortization and non-cash stock-based compensation. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Bacterin nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" below for further information on this non-GAAP measure.

About Bacterin International Holdings

Bacterin International Holdings, Inc. (NYSE MKT: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops and licenses coatings for various medical device applications. For further information, please visit www.bacterin.com.

Important Cautions Regarding Forward-looking Statements

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to meet its existing and anticipated contractual obligations, including financial covenant and other obligations contained in the Company’s secured lending facility; the Company’s ability to manage cash flow and achieve profitability; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's sales force to achieve expected results; the ability of the Company's customers to pay and the timeliness of such payments; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the Company’s ability to attract and retain a well qualified Chief Executive Officer; the Company’s ability to successfully conclude government investigations; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contact:

COCKRELL GROUP

Rich Cockrell

877-889-1972

investorrelations@thecockrellgroup.com

cockrellgroup.com

BACTERIN INTERNATIONAL HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	March 31,	December 31,
	2013	2012

ASSETS
Current Assets:
Cash and cash equivalents	$2,119,079	$4,926,066
Trade accounts receivable, net of allowance for doubtful accounts of $1,673,631 and $1,576,955, respectively	7,164,269	7,154,065
Inventories, net	13,608,482	13,141,421
Prepaid and other current assets	742,780	353,271
Total current assets	23,634,610	25,574,823

Non-current inventories	1,238,225	1,238,225
Property and equipment, net	5,526,887	5,234,867
Intangible assets, net	577,817	592,378
Goodwill	728,618	728,618
Other assets	1,039,942	1,126,643

Total Assets	$32,746,099	$34,495,554

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$3,981,696	$3,997,789
Accounts payable - related party	290,001	418,922
Accrued liabilities	2,831,236	2,400,090
Warrant derivative liability	349,001	984,356
Current portion of capital lease obligations	154,898	149,729
Current portion of royalty liability	788,000	698,408
Current portion of long-term debt	45,632	45,135
Total current liabilities	8,440,464	8,694,429
Long-term Liabilities:
Capital lease obligation, less current portion	205,014	245,703
Long term royalty liability, less current portion	6,723,584	6,839,935
Long-term debt, less current portion	14,719,782	14,483,102
Total Liabilities	30,088,844	30,263,169

Commitments and Contingencies
Stockholders' Equity
Preferred stock, $.000001 par value; 5,000,000 shares authorized; no shares issued and
outstanding	-	-
Common stock, $.000001 par value; 95,000,000 shares authorized; 42,957,770 shares issued and outstanding as of March 31, 2013 and 42,877,770 shares issued and outstanding as of December 31, 2012	43	43
Additional paid-in capital	51,992,018	51,897,890
Accumulated deficit	(49,334,806)	(47,665,548)
Total Stockholders’ Equity	2,657,255	4,232,385

Total Liabilities & Stockholders’ Equity	$32,746,099	$34,495,554

BACTERIN INTERNATIONAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2013	2012
Revenue
Tissue sales	$8,523,348	$7,670,949
Royalties and other	95,459	99,052
Total Revenue	8,618,807	7,770,001

Cost of tissue and medical devices sales	3,120,686	1,858,722

Gross Profit	5,498,121	5,911,279

Operating Expenses
General and administrative	2,857,082	2,590,772
Sales and marketing	3,798,377	4,146,343
Depreciation and amortization	106,378	119,074
Non-cash consulting expense	(30,297)	328,253
Total Operating Expenses	6,731,540	7,184,442

Loss from Operations	(1,233,419)	(1,273,163)

Other Income (Expense)
Interest expense	(1,063,988)	(170,781)
Change in warrant derivative liability	635,355	217,551
Other income (expense)	(7,206)	179,598

Total Other Income (Expense)	(435,839)	226,368

Net Loss Before (Provision) Benefit for Income Taxes	(1,669,258)	(1,046,795)

(Provision) Benefit for Income Taxes
Current	-	-
Deferred	-	-

Net Loss	$(1,669,258)	$(1,046,795)

Net loss per share:
Basic	$(0.04)	$(0.03)
Dilutive	$(0.04)	$(0.03)

Shares used in the computation:
Basic	42,926,564	41,548,087
Dilutive	42,926,564	41,548,087

BACTERIN INTERNATIONAL HOLDINGS, INC.
RECONCILIATION OF EBITDA

	Three Months Ended March 31,
	2013	2012

EBITDA
Net Loss from ops	(1,233,419)	(1,273,163)
Depreciation	106,378	119,074
Allocated depreciation	94,000	94,000
Stock option comp	(1,397)	190,055
Non-cash stock comp	(30,297)	328,253
	(1,064,735)	(541,781)

BACTERIN INTERNATIONAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2013	2012
Operating activities:
Net loss	$(1,669,258)	$(1,046,795)
Noncash adjustments:
Depreciation and amortization	200,378	213,542
Amortization of debt discount	249,209	26,854
Non-cash consulting expense/stock option expense	29,310	518,536
Non-cash interest	(26,759)	-
Provision for losses on accounts receivable and inventory	85,388	5,592
Change in derivative warrant liability	(635,355)	(217,551)
Increase/(reduction) of contingent liability	7,206	(212,026)
Changes in operating assets and liabilities:
Accounts receivable	(106,880)	(525,675)
Inventories	(455,773)	(1,978,796)
Prepaid and other current assets	(302,808)	(126,930)
Accounts payable	(145,014)	1,313,599
Accrued liabilities	488,758	(909,349)
Net cash used in operating activities	(2,281,598)	(2,938,999)

Investing activities:
Purchases of property and equipment and intangible assets	(477,837)	(347,659)
Net cash used in investing activities	(477,837)	(347,659)

Financing activities:
Payments on long-term debt	(12,032)	(10,682)
Payments on capital leases	(35,520)	(10,237)
Proceeds from issuance of stock	-	3,899,996
Proceeds from exercise of options	-	20,099
Net cash (used in) provided by financing activities	(47,552)	3,899,176

Net change in cash and cash equivalents	(2,806,987)	612,518

Cash and cash equivalents at beginning of period	4,926,066	751,111
Cash and cash equivalents at end of period	$2,119,079	$1,363,629

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